Exhibit 10-2-1

GANNETT CO., INC.
Supplemental Executive Medical Plan for Retired Executives
Effective January 1, 2011

Effective January 1, 2011, Gannett Co., Inc. (the “Company”) hereby adopts the Supplemental Executive Medical Plan for Retired Executives (the “Plan”) as set forth herein.

ELIGIBILITY

This Plan covers (i) each retired executive who was a participant in the Supplemental Executive Medical Plan on December 31, 2010 and (ii) each executive whose employment terminates after December 31, 2010 and who was a participant in the Supplemental Executive Medical Plan immediately prior to his termination of employment, provided that on the date of such termination the executive had attained at least age 55 and had completed at least five years of service. The Plan also covers eligible dependents of a deceased eligible former executive who died while a participant in the Supplemental Executive Medical Plan or this Plan. Any former executive who becomes eligible after the effective date of the Plan will be eligible with respect to any covered medical expenses incurred by such executive or eligible dependents on or after the date of eligibility under the Plan. A former executive’s eligible dependents will include parents and parents-in-law if they are legal dependents for Internal Revenue Service purposes, as well as those individuals who would qualify as eligible dependents under the Company’s medical expense plans. Eligibility will continue for the eligible dependents of a deceased eligible former executive.

BENEFITS PROVIDED

Subject to the maximums set forth in the following paragraphs, the benefits payable to any eligible former executive in any plan year (i.e., the calendar year) will be equal to the excess, if any, of (a) over (b) where

(a)	is the sum of all covered medical expenses, as hereinafter defined, that have been incurred by such former executive during such plan year with respect to himself/herself and eligible dependents; and

(b)	is the sum of all amounts payable with respect to such medical expenses under the Company’s medical expense plans or under any federal or state plans.

Notwithstanding the foregoing, the terms of the Plan and benefits provided hereunder are subject to the terms of the medical insurance policy that the Company obtains to provide benefits under the Plan, and the terms of this document are superseded to the extent they are inconsistent with that policy.

The maximum amount payable to any former Management Committee member with respect to the total medical expenses incurred for himself/herself and all eligible dependents will not be greater than $25,000 in each plan year while a retired employee of the Company. The maximum amount payable to the eligible dependents of a deceased Management Committee member will be $12,500 per plan year for life.

The maximum amount payable to any Company officer or U.S. Community Publishing or Broadcast Committee Member (other than a Management Committee member) with respect to the total medical expenses incurred for himself/herself and all eligible dependents will not be greater than $12,000 in each plan year while a retired employee of the Company. The maximum amount payable to the eligible dependents of a deceased former eligible executive described in the previous sentence will be (a) $6,000 per year for three full plan years following the eligible former executive’s death if the eligible executive was under age 55 upon date of death, or (b) $6,000 per plan year for life if the eligible former executive was age 55 or over upon date of death.

COVERED MEDICAL EXPENSES

A medical expense will be considered as a covered medical expense under the Plan if:

(a)	it is considered to be an expense of the type for which benefits are provided under the Company’s medical expense plans (without regard to the provisions of such plans which might limit the amount of benefits payable with respect to such expense), or

(b)	it is considered to be an eligible health care expense which is reimbursable under IRS regulations.

Notwithstanding the foregoing, the terms of the Plan and benefits provided hereunder are subject to the terms of the medical insurance policy that the Company obtains to provide benefits under the Plan and the terms of this document are superseded to the extent they are inconsistent with that policy.

Expenses incurred by an eligible executive with respect to himself/herself or any eligible dependents for the following will be considered as covered medical expenses under this Plan whether or not they are considered to be medical expenses under the Company’s medical expense plans. A sample listing of covered medical expenses includes:

(a)	Routine and preventive physicals.

(b)	X-ray and diagnostic services.

(c)	Chiropractic or acupuncture fee if it is prescribed for a specific medical condition.

(d)	Nursing services for care of a specific medical ailment.

(e)	Nursing home expenses including medical expenses, meals, and lodging in the home if the main reason for being there is to receive medical care.

(f)	Dental care, artificial teeth/dentures, orthodontic services, and dental implants as long as they are not for cosmetic purposes.

(g)	Optometrist’s or ophthalmologist’s fees, prescription eyeglasses, contact lenses, and cleaning solutions, PRK keratotomy (laser eye surgery).

(h)	Cosmetic surgery or procedures that treat a deformity caused by an accident, trauma, disease, or an abnormality at birth.

(i)	Services of psychotherapists, psychiatrists and psychologists.

(j)	Expenses associated with the purchase of birth control prescribed by a doctor.

(k)	Medically prescribed treatment for drug addiction or alcoholism. Prescription drugs to alleviate nicotine withdrawal in smoking cessation program.

(l)	Speech therapy, physical therapy (as treatment for a specific medical condition).

(m)	Transportation expenses primarily for, and essential to, medical care.

EXCLUSIONS

No benefits will be payable under the Plan with respect to expenses incurred for the following:

(a)	Over-the-counter medications and non-prescription drugs, vitamins, and herbs.

(b)	Over-the-counter birth control products or devices.

(c)	Tooth bonding that is not medically necessary or teeth bleaching.

(d)	Weight loss maintenance programs.

(e)	Smoking cessation programs for general well-being, including non-prescription nicotine gum and nicotine patches.

(f)	Physical treatments unrelated to specific health problem; e.g., massage for general well-being.

(g)	Lens replacement insurance.

(h)	Cosmetic surgery or procedures that improve the patient’s appearance but do not promote the proper function of the body or prevent or treat an illness or a disease.

(i)	Custodial care.

(j)	Confinement in a federal hospital.

COST

The entire cost of this Plan will be borne by the Company.

TERMINATION OF BENEFITS

No benefits will be paid under this Plan for covered medical expenses incurred with respect to the medical expenses incurred with respect to a dependent of a former executive after such dependent ceases to meet the definition of an eligible dependent under this Plan.

CLAIMS/APPEALS

The following procedures shall apply if a participant (or an authorized representative acting on a participant’s behalf) has a question about his/her eligibility to participate in the Plan. These rules do not apply if a participant is claiming the right to be reimbursed for a particular expense under the Plan. If a participant is filing a claim for reimbursement for a particular expense, the participant must do so under the claims procedures established by the insurance company that is responsible for paying for benefits under the Plan. Such procedures may be obtained from the Gannett Corporate Benefits Department upon request at no charge.

Any claim relating to eligibility shall be submitted to the Company’s Director of Benefits in writing. The Director of Benefits will generally notify the claimant of his decision within 30 days after he receives the claim. However, if the Director of Benefits determines that special circumstances require an extension of time to decide the claim, the Director of Benefits may obtain an additional 15 days to decide the claim. Before obtaining this extension, the Director of Benefits will notify the claimant, in writing and before the end of the initial 30-day period, of the special circumstances requiring the extension and the date by which the Director of Benefits expects to render a decision.

If the claimant’s claim is denied in whole or in part, the Director of Benefits will provide the claimant, within the time period described above, with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), describes the appeals procedures and applicable filing deadlines, and describes the claimant’s right to file a lawsuit under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) upon an adverse appeals determination.

If a claimant disagrees with the decision reached by the Director of Benefits, the claimant may submit a written appeal requesting a review of the decision to the Company’s Benefit Plans Committee (the “Plan Administrator”). The claimant’s written appeal must be submitted within 180 days of receiving the initial adverse decision. The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Director of Benefits’ decision. The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits. Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all Plan documents, records and other information relevant to the claim.

The Plan Administrator will generally decide a claimant’s appeal within 60 days. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim. Additionally, the claimant will be notified of his/her right to file a lawsuit under ERISA.

The Plan Administrator has full discretionary authority for deciding all eligibility issues relating to the Plan and all such decisions of the Plan Administrator are binding on all parties. Any claims or questions relating to Plan eligibility must be filed within one year from the date such claim arose. If a participant fails bring an eligibility claim within such time period, the participant shall forfeit his/her right to bring the claim through the claims process or otherwise (e.g., by filing a lawsuit against the Plan). A participant fully must comply with and exhaust the claims and appeals process before commencing any legal action against the Plan, and the participant shall forfeit his/her right to bring a legal action against the Plan if the participant fails to do so. If a participant receives an adverse decision on appeal, the participant must commence any lawsuit against the Plan within one year from the date of the adverse determination on appeal.

GENERAL PROVISION

This Plan shall only cover certain former executives and their eligible dependents. The Plan shall not cover any individuals who are current employees of the Company. Consequently, the Plan shall be excepted from certain requirements under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) the Internal Revenue Code of 1986, as amended, (the “Code”) and the Public Health Service Act that apply to group health plans that cover two or more current employees. The Plan shall be administered and operated with the intent of maintaining its status as a plan described in Code Section 9831(a)(2) and ERISA Section 732(a), and any provision in this document or otherwise that conflicts with that intent shall be deemed amended to comport with that intent.

This Plan will be administered and all Plan benefits will be paid by the Company or the insurance company through which it provides coverage under this Plan. Any and all questions or interpretations concerning the Plan will be resolved by the Company at its sole discretion. The Company reserves the right to change or terminate the Plan at any time and for any reason.

Dated: December 22, 2010	GANNETT CO., INC.

By: /s/ Roxanne V. Horning
	Name: Title:	Roxanne V. Horning Senior Vice President/Human Resources